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                                                                    EXHIBIT 99.1

                                  [Stac Logo]

FOR IMMEDIATE RELEASE
Contact Information:
Stac, Inc.
John Witzel
Sylvia Evans (619) 794-4399


                     Stac COMPLETES SPIN-OFF OF Hi/fn, INC.
                        Stac Renamed Stac Software, Inc.

SAN DIEGO, December 16, 1998 - Stac, Inc. (Nasdaq: STAC) today announced that it has completed the spin-off and distribution to its stockholders of its shares of Hi/fn, Inc. (Nasdaq: HIFN), its semiconductor subsidiary. As part of the distribution, effective immediately after the close of market trading on December 16, 1998, holders of Stac common stock will receive a dividend of one
(1) share of common stock of Hi/fn, Inc. for every 3.9455 shares of Stac common stock. Regular public trading of Hi/fn shares under the ticker symbol "HIFN" will begin as of December 17, 1998, at which time Stac common stock will trade ex-dividend. Ex-dividend trading of Stac is expected to result in a reduction of the opening quotation for Stac shares on Nasdaq at the start of trading on December 17 to adjust for the value of Hi/fn stock distributed to Stac stockholders.

Stac also announced that, effective December 17, 1998, its name will become Stac Software, Inc. to better reflect the Company's focus on providing enterprise storage management software. "With the spin-off of Hi/fn completed, Stac is now positioned as a 'pure-play' enterprise storage management software company offering products under the Replica and ReachOut brands," said Gary Clow, Stac's chairman and chief executive officer.

Pursuant to a letter ruling received from the Internal Revenue Service, the dividend distribution will not result in recognition of taxable income or gain to Stac or its stockholders under Section 355 of the Internal Revenue Code, except to the extent of cash received in lieu of fractional shares. In addition, a taxpayer's basis in Stac stock prior to the dividend will be equal to their aggregate basis in Stac and Hi/fn after the dividend. Based on the closing prices of Stac shares (STAC - $5.8125) and Hi/fn when issued shares (HIFNV - $17.50) on December 16, 1998, stockholders of Stac could allocate 24 percent of their tax basis in Stac shares to Stac and the remaining 76 percent to Hi/fn. Stockholders should consult their own tax advisors to determine if another method of allocating their tax basis is more appropriate.


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Stac Completes Spin-off of Hi/fn, Inc.


ABOUT STAC

Founded in 1983, Stac, Inc. is known worldwide for its innovations in data compression. The company builds on these advancements to create high-performance systems recovery software solutions for enterprise customers. Stac has established strategic relationships with Hewlett-Packard, IBM, Legato Systems, Microsoft, Network Associates, Novell and other industry leaders. Stac's products are sold through a variety of domestic and international channels. Information on Stac's award-winning products can be accessed via the Internet at http://www.stac.com, by calling the company's North America Headquarters in San Diego, California: 1-800-279-7822 (U.S. and Canada), Stac's European Headquarters in the United Kingdom: +44(0) 1344-302900 (Europe) or +1(619) 794-3741 in other countries.

ABOUT HI/FN

Hi/fn, Inc. of Los Gatos, California makes integrated circuits and software for manufacturers of computer networking products. Hi/fn's integrated compression-encryption technology is central to the growth of the Internet, helping to make electronic mail, web browsing and Internet shopping faster and more secure. Nearly all network router manufacturers use Hi/fn's patented technology to improve data packet processing.

Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties, including risks associated with the lack of an established trading market for Hi/fn stock and for Stac stock traded without Hi/fn, uncertainty of the future profitability of Stac and the continued profitability of Hi/fn, and the development of markets being targeted by new products from Stac and Hi/fn. These and other risks are detailed from time to time in Stac's SEC reports, including its report on Form 10-K for the year ended September 30, 1997 and its most recent Form 10-Q, as well as in the Registration Statement on Form 10, as amended, filed by Hi/fn in connection with the distribution.

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Stac, Replica and ReachOut are trademarks or registered trademarks of Stac, Inc.
All other trademarks are property of their respective owners.